CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 24, 2011, relating to the financial statements and financial highlights which appears in the August 31, 2011 Annual Report to Shareholders of Columbia Balanced Fund, Columbia Greater China Fund, Columbia Mid Cap Growth Fund, Columbia Oregon Intermediate Municipal Bond Fund, Columbia Small Cap Growth Fund I, Columbia Strategic Investor Fund and Columbia Technology Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 21, 2011